Exhibit 10.1

Execution Version

SERVICES AGREEMENT

by and among

OCI CHEMICAL CORPORATION,

OCI RESOURCE PARTNERS LLC

and

OCI RESOURCES LP

SERVICES AGREEMENT
This SERVICES AGREEMENT (the “Agreement”) is entered into on, and effective as of, the Effective Date by and among OCI Chemical Corporation, a Delaware corporation (the “Sponsor”), OCI Resource Partners LLC, a Delaware limited liability company (the “General Partner”), and OCI Resources LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
1.    Prior to the Effective Date, OCI Enterprises Inc. (the “Former Sponsor”) owned all of the issued and outstanding capital stock of the Sponsor, which owned all of the issued and outstanding capital stock of OCI Wyoming Holding Co., which owned (i) all of the issued and outstanding membership interest of the General Partner; and (ii) a 72.9% limited partner interest in the Partnership;
2.    On the IPO Closing Date, in connection with the closing of its initial public offering, the Partnership entered into that certain Omnibus Agreement (the “Omnibus Agreement”) among the Former Sponsor, the General Partner and the Partnership, by which the parties thereto agreed to (i) certain indemnification obligations; (ii) certain general and administrative services and operation and management services to be performed by the Former Sponsor Entities for and on behalf of the Partnership Group, and the reimbursement obligations of the General Partner and the Partnership related thereto; and (iii) the granting of a sublicense from the Former Sponsor to the Partnership Group and the General Partner;
3.    On the Effective Date, Ciner Enterprises Inc., a Delaware corporation, acquired all of the issued and outstanding capital stock of the Sponsor;
4.    On the Effective Date, the Former Sponsor, the General Partner and the Partnership amended and restated the Omnibus Agreement to, among other things, terminate the provisions (i) relating to the services and operation and management services to be performed by the Former Sponsor Entities for and on behalf of the Partnership Group, and the reimbursement obligations of the General Partner and the Partnership related thereto (with limited exceptions), and (ii) relating to the granting of a sublicense from the Former Sponsor to the Partnership Group and the General Partner (which sublicense will now be addressed by the Trademark License Agreement referenced directly below);
5.    On the Effective Date, OCI Company Ltd. and the Sponsor entered into that certain Trademark License Agreement, which, among other things, grants a license from OCI Company Ltd. to OCI Chemical and certain of its affiliates to use the “OCI” name following the Effective Date; and
6.    The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain general and administrative services and operation and management services to be performed by the Sponsor Entities for and on behalf of the Partnership Group and the reimbursement obligations of the General Partner and the Partnership related thereto following the Effective Date.
In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
Definitions
1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.
“Annual Management Fee” is defined in Section 2.3(a).
“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or such Applicable Person owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than the Sponsor or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.
“Common Units” is defined in the Partnership Agreement.
“Conflicts Committee” is defined in the Partnership Agreement.
“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of the IPO Closing Date, among OCI Wyoming Co., the Partnership, the General Partner, OCI Wyoming Holding Co. and the Sponsor, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
“Effective Date” means October 23, 2015.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Former Sponsor” is defined in the Recitals to this Agreement.
“Former Sponsor Entities” means the Former Sponsor and any Person controlled, directly or indirectly, by the Former Sponsor other than the General Partner or a member of the Partnership Group between the IPO Closing Date and the Effective Date.
“General Partner” is defined in the introduction to this Agreement.
“GP Board” means the board of directors of the General Partner.
“IPO Closing Date” means September 18, 2013.
“Limited Partner” is defined in the Partnership Agreement.
“MLP Credit Agreement” means that certain credit agreement, dated as of July 18, 2013, as amended on October 30, 2014, among OCI Resources LP (as predecessor to the Partnership), Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto (as same may be further amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced from time to time).
“Omnibus Agreement” is defined in the Recitals to this Agreement.
“Opco Credit Agreement” means that certain credit agreement, dated as of July 18, 2013, as amended on October 30, 2014, among OCI Wyoming LLC (as predecessor to OCI Wyoming LLC), Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto (as same may be further amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced from time to time).
“Partnership” is defined in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the IPO Closing Date, as amended on May 2, 2014, and as same may be further amended from time to time, to which reference is hereby made for all purposes of this Agreement.
“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, mining rights, mining and processing facilities and equipment relating thereto, offices and related equipment and real estate.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Party” and “Parties” are defined in the introduction to this Agreement.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Proposed MLP Budget” is defined in Section 2.3(a).
“Proposed Wyoming Budget” is defined in Section 2.3(c).
“Service Provider” means the Sponsor and each of the Sponsor Entities providing SG&A Services to the Partnership Group, as applicable.
“SG&A Services” is defined in Section 2.1.
“Sponsor Entities” means the Sponsor and any Person controlled, directly or indirectly, by the Sponsor other than the General Partner or a member of the Partnership Group; and “Sponsor Entity” means any of the Sponsor Entities.
“Sponsor” is defined in the introduction to this Agreement.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Third Party Costs” means any actual costs and expenses incurred by the Sponsor or the Sponsor Entities in connection with SG&A Services provided to the Partnership Group by any Person (including, without limitation, any outside vendors providing audit services, legal services, or other services) other than the Sponsor or any of the Sponsor Entities.

“Transition Period” means the period of time that commences on the Effective Date and ends at 11:59 p.m., Atlanta, Georgia time on December 31, 2015.
“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
“Wyoming LLC Agreement” is defined in Section 2.3(c).
ARTICLE II
Services
2.1    Agreement to Provide Selling, Marketing, General and Administrative Services. Until such time as this Agreement is terminated as provided in Section 3.4, the Sponsor hereby agrees in good faith to use its reasonable efforts to provide and to, in good faith, use its reasonable efforts to cause the Sponsor Entities to provide the Partnership Group with certain corporate, selling, marketing, general and administrative services, such as accounting, audit, billing, business development, selling, marketing, corporate record keeping, treasury services, cash management and banking, engineering, logistics, legal, planning, budgeting, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance and any other services upon which the Parties mutually agree should be performed by the Sponsor Entities for the Partnership Group during the term of this Agreement (collectively, the “SG&A Services”). The Sponsor shall, in good faith, use its reasonable efforts to provide, and to, in good faith use its reasonable efforts to, cause the Sponsor Entities to provide the Partnership Group with such SG&A Services in a manner consistent in nature and quality to the services of such type previously provided by the Former Sponsor Entities in connection with their management of the Partnership Assets.
2.2    Payment for SG&A Services. Subject to and in accordance with the terms and provisions of this Article II, the Partnership hereby agrees to pay the Sponsor Entities the Annual Management Fee and reimburse the Sponsor Entities for all Third Party Costs incurred by the Sponsor Entities in connection with the provision of the SG&A Services to the Partnership Group. Such payments and reimbursement are intended to reimburse the Sponsor Entities for all direct and indirect costs and expenses incurred by the Sponsor Entities in connection with providing the SG&A Services, including but not limited to the following:
(a)    any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;
(b)    an allocated portion of salaries and related benefits (including 401(k), pension, bonuses and health insurance benefits) and expenses of personnel employed by the Sponsor Entities who render SG&A Services to the Partnership Group, plus general and administrative expenses associated with such personnel;

(c)    any taxes or other direct operating expenses paid by the Sponsor Entities for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the Sponsor Entities resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with the Sponsor Entities as required by applicable law as opposed to the flow through of income attributable to the Sponsor Entities’ ownership interest in the Partnership Group), provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with the Sponsor Entities; and
(d)    all expenses and expenditures incurred by the Sponsor Entities as a result of the Partnership continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation; it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Sponsor Entities consist of an allocated portion of costs and expenses incurred by the Sponsor Entities for the benefit of both the Partnership Group and the other Sponsor Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by the Sponsor.
(e)    The Partnership shall pay (i) all fees, commissions and other costs in connection with the MLP Credit Agreement and its proportionate share (as a member of OCI Wyoming LLC) of fees, commissions and other costs in connection with the Opco Credit Agreement to the extent such costs are not borne by OCI Wyoming LLC, including amounts due at or in connection with the execution or closing of any amendments, waivers, supplements or modifications to the MLP Credit Agreement and the Opco Credit Agreement and all ongoing fees, costs and expenses, and (ii) all fees, commissions and issuance costs and expenses due in connection with any future debt financing arrangements of the Partnership, including any arrangements entered into by the Partnership for the purpose of replacing or refinancing the MLP Credit Agreement and its proportionate share (as a member of OCI Wyoming LLC) of fees, commissions and other costs and expenses in connection with any future debt financing arrangements of OCI Wyoming LLC, including any arrangements entered into by OCI Wyoming LLC for the purpose of replacing or refinancing the Opco Credit Agreement to the extent such costs are not borne by OCI Wyoming LLC.
2.3    Annual Budgets.
(a)    By October 31 of each year during the term of this Agreement, the Sponsor shall submit a proposed budget to the Partnership for all direct and indirect costs and expenses that the Sponsor Entities reasonably expect to incur in connection with the provision of the SG&A Services to the Partnership Group (other than OCI Wyoming LLC) pursuant to Section 2.1 during the succeeding calendar year, including, without limitation, estimates of Third Party Costs and performance-based cash and equity awards in connection with providing SG&A Services to the Partnership pursuant to any of the Sponsor’s performance-based cash or equity award plans, if any, assuming payout at target (the “Proposed MLP Budget”). The Proposed MLP Budget shall include salaries, bonuses, rental payments, permit filing and maintenance costs and expenses. Following the submission by the Sponsor of the Proposed MLP Budget for a calendar year, the GP Board shall undertake to review the Proposed MLP Budget as promptly as reasonably practicable, and the Sponsor shall respond to any reasonable inquiries of the GP Board with respect to such Proposed MLP Budget and shall make any adjustments to same as are agreed in good faith between the Sponsor and the GP Board to be appropriate, such agreement not to be unreasonably withheld by either Party. If the Sponsor agrees to adjust the Proposed MLP Budget, then the resulting amount, less any estimated Third Party Costs, shall become the management fee for the succeeding calendar year; provided, that if the Sponsor, in good faith, does not agree to adjust the Proposed MLP Budget, then the Proposed MLP Budget as proposed by the Sponsor, less any estimated Third Party Costs, shall become the management fee for the succeeding calendar year on December 31 of each year.  The annual management fee as determined pursuant to the immediately preceding sentence (and as adjusted pursuant to Section 2.3(b) if applicable) shall be the “Annual Management Fee.”
(b)    On a quarterly basis during the term of this Agreement, the Sponsor shall inform the Partnership of the direct and indirect costs and expenses incurred by the Sponsor Entities in connection with the provision of SG&A Services during such quarter. If such costs and expenses are greater than or lesser than the Annual Management Fee payment made during a quarter pursuant to Section 2.4(a), then the Annual Management Fee for such quarter shall be adjusted to account for the full amount of such excess or such shortfall. The Sponsor shall provide reasonably satisfactory support of such excess or such shortfall and such other supporting detail as the GP Board may reasonably request.
(c)    By October 31 of each year during the term of this Agreement, the Sponsor shall submit a proposed budget to the Partnership for all direct and indirect costs and expenses that the Sponsor Entities reasonably expects to incur on behalf of OCI Wyoming LLC in connection with its operations during the succeeding calendar year (the “Proposed Wyoming Budget”) pursuant to the Limited Liability Company Agreement of OCI Wyoming LLC, dated as of June 30, 2014, by and between the Partnership and NRP Trona LLC (the “Wyoming LLC Agreement”). Following the submission by the Sponsor of the Proposed Wyoming Budget for a calendar year, the GP Board shall undertake to review the Proposed Wyoming Budget as promptly as reasonably practicable, and the Sponsor shall respond to any reasonable inquiries of the GP Board with respect to such Proposed Wyoming Budget and shall make any adjustments to same as are agreed in good faith between the Sponsor and the GP Board to be appropriate, such agreement not to be unreasonably withheld by either Party. If the Sponsor agrees to adjust the Proposed Wyoming Budget, then the Proposed Wyoming Budget, as adjusted, shall be provided to the current members of OCI Wyoming LLC in accordance with the provisions of the Wyoming LLC Agreement; provided, that if the Sponsor, in good faith, does not agree to adjust the Proposed Wyoming Budget, then the Proposed Wyoming Budget as proposed by the Sponsor shall be submitted to the current members of OCI Wyoming LLC in accordance with the provisions of the Wyoming LLC Agreement no later than December 1 of each year.
2.1    Billing Procedures.
(a)    Not later than April 15 with respect to the first fiscal quarter, July 15 with respect to the second fiscal quarter, October 15 with respect to the third fiscal quarter, and January 15 with respect to the fourth fiscal quarter, commencing with the first fiscal quarter of 2016, the Partnership shall pay the Sponsor for one fourth (1/4) of the total amount of the current year’s Annual Management Fee.
(b)    For SG&A Services performed during the Transition Period, the Partnership shall reimburse the Sponsor Entities for all direct and indirect costs and expenses (including Third Party Costs) incurred by the Sponsor Entities in connection with the provision of such SG&A Services to the Partnership Group, no later than the later of (a) the last day of the month following the performance month, and (b) thirty (30) business days following the date of the Sponsor Entities’ billing to the Partnership.
(c)    Not later than April 30 with respect to the first fiscal quarter, July 31 with respect to the second fiscal quarter, October 31 with respect to the third fiscal quarter, and January 31 with respect to the fourth fiscal quarter, the Sponsor shall provide the Partnership with an invoice detailing all Third Party Costs incurred during the applicable preceding fiscal quarter. No later than thirty (30) calendar days after the Partnership’s receipt of the invoice for the applicable fiscal quarter, commencing with the first fiscal quarter of 2016, the Partnership shall reimburse the Sponsor for such Third Party Costs, subject to the GP Board’s review of such Third Party Costs.
(d)    Not later than January 31 of each year during the term of this Agreement, commencing in 2017, the Sponsor shall submit to the Partnership a report detailing all performance-based cash and equity awards granted during the preceding calendar year and paid by the Sponsor in connection with providing SG&A Services to the Partnership pursuant to any of the Sponsor’s performance-based cash or equity award plans, if any. If the amount paid by the Sponsor for such awards exceeded the amount budgeted for such awards in the preceding year’s Annual Management Fee, then the Partnership shall pay the Sponsor for the excess amount. If the amount paid by the Sponsor for such awards was less than the amount budgeted for such awards in the preceding year’s Annual Management Fee, then the Sponsor shall pay the Partnership for the excess amount. Payment pursuant to this Section 2.4(d) shall be due no later than thirty (30) calendar days following of receipt by the Partnership of the report by the Sponsor.
(e)    All payments owed by either the Sponsor or the Partnership pursuant to this Section 2.4 may be accomplished by inter-company accounting procedures, transfers and offsets against other amounts owed.
2.5    Maintenance of Accounts and Records.
(a)    The Service Provider shall maintain accurate accounts of all expenses, costs and liabilities accrued or incurred by it in performing the SG&A Services. The Service Provider shall maintain any operations-related information that normally would be included as part of such accounting documentation.
(b)    The Service Provider shall (i) maintain copies of (A) all invoices, operating and maintenance records and other documentation relating to the costs and expenses of the SG&A Services and (B) all other records relating to the SG&A Services as required by applicable law and (ii) at the reasonable written request of the Partnership, make available to the Partnership, at the

Service Provider’s offices, copies of each such invoice, document or record within ten (10) calendar days after the Service Provider’s receipt of such request from the Partnership; provided, that such access shall not interfere or disrupt the business of the Service Provider.
(c)    The Service Provider agrees to use commercially reasonable efforts to retain all books, payroll information and records pertaining to the Partnership Assets and all SG&A Services performed hereunder for a period of not less than three (3) calendar years following the end of the calendar year in which the SG&A Services are performed or any longer period required by applicable law.
ARTICLE III
Miscellaneous
3.1    Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in the state and federal courts in The City of New York, New York.
3.2    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.
If to the Sponsor Entities:
OCI Chemical Corporation
c/o Park Holding A.S.
Pasalimani Cad. No: 41,34674
Uskudar, Istanbul, Turkey
Attention: Ceyda Pence
Telephone: +90 216 531 2550
Telecopy: +90 216 531 2444
If to the Partnership:
OCI Resources LP
c/o OCI Resource Partners LLC, its General Partner
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328

Attn: General Counsel
Telephone: 707-375-2300
3.3    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
3.4    Termination of Agreement. Notwithstanding any other provision of this Agreement, if a Change of Control of the General Partner, the Sponsor or the Partnership occurs, then this Agreement may at any time thereafter be terminated by the Sponsor or the Partnership by written notice to the other Parties.
3.5    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
3.6    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.
3.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
3.8    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
3.9    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
3.10    Interpretation. For all purposes of this Agreement, the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”.
3.11    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

OCI CHEMICAL CORPORATION
By:     /s/Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI RESOURCE PARTNERS LLC
By:     /s/Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI RESOURCES LP
By: OCI RESOURCE PARTNERS LLC,
its general partner
By:     /s/Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer

Services Agreement